Exhibit 99.1

November 11, 2009

Dear Shareholders,

We want to give you an update on events and some of the activities that we are engaged in that will add value to Encision Inc. and enhance our shareholders’ worth.  Despite these difficult economic times, we have not deviated from our sales and marketing, engineering and manufacturing initiatives.  More importantly, we are not pleased with the status quo and have stepped up our game.

As announced earlier this fiscal year, we signed a non-exclusive manufacturing, supply and licensing agreement with Intuitive Surgical.  In case you are not aware, Intuitive Surgical has pioneered robotic surgery in several surgical disciplines and currently generates annual revenue of close to $1 billion.

Your management is aggressively pursuing technology licensing agreements, strategic partnerships and breakthrough products and technologies to expand our business and hopes to announce further strategic initiatives in the future.

In this regard, we have renewed, for two years, a $2 million credit facility with Silicon Valley Bank which provides us with the capital to pursue discovered opportunities.

As you may know, minimally invasive surgery continues to evolve rapidly, as evidenced by the advent of single port access (“SPA”) laparoscopy.  At the recent meeting in Chicago of the American College of Surgeons, Dr. Morris Franklin, Director of the Texas Endosurgery Institute, presented “Dangers of Single Port Access (SPA): Unseen and Unsuspected.”  He noted that it is inevitable that multiple instruments which enter a single port at the umbilicus (the belly button) will make shaft contact and, when one instrument is energized, it may result in direct coupling, electrical field generation and capacitive coupling generation.  Further, he cautioned that these instrument shafts rest in contact with, or in close proximity to, vital organs.  .

We believe that our patented AEM® technology will offer a solution for these potential patient hazards that are magnified in SPA and Natural Orifice Transluminal Endoscopic Surgery (NOTES) when compared to traditional laparoscopy.  Our engineers have duplicated these hazards in our laboratory and in a porcine model.  We are poised to participate in the growing SPA market with our current line of AEM instrumentation and we are exploring product modifications for both markets.  Also, we have submitted patent applications on enhanced control shielding.

During the second half of our fiscal year 2010, we expect to introduce two new disposable instruments, an enhanced performance reusable instrument, and an improved version of a disposable instrument.  And in the first three months of our fiscal year 2011, we will complete our pledge to offer both a disposable and a reusable alternative for every major product line with the introduction of a new disposable instrument.

International market expansion is underway with distribution agreements now executed with distributors in Japan and, most recently, the Netherlands.  Regulatory approvals, translations and training need to be completed prior to commercialization.

During this current fiscal year, we have continued our manufacturing vertical integration goal with the addition of several processes.  And, we are currently adding a clean room to our manufacturing capabilities.  These will provide us with additional manufacturing efficiencies and further cost reductions.  Earlier this fiscal year, we renegotiated our facility’s lease and obtained a lower rental rate and received first right of refusal to lease the remaining unused quadrant of our building for future expansion.

We will be updating you on material events with press releases as they occur.

We appreciate your continued support.

Sincerely,

Jack Serino

Jack Serino
President & CEO